UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 1)*

Avici Systems, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

05367L109

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 24

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel V L.P. (“A5”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
338,363 shares, except that Accel V Associates L.L.C. (“A5A”), the general partner of A5, may be deemed to have sole power to vote these shares, and ACP Family Partnership L.P. (“ACPFP”), Swartz Family Partnership L.P. (“SFP”), James W. Breyer (“Breyer”), Luke B. Evnin (“Evnin”), Eugene D. Hill, III (“Hill”), Arthur C. Patterson (“Patterson”), G. Carter Sednaoui (“Sednaoui”), James R. Swartz (“Swartz”) and J. Peter Wagner (“Wagner”), the managing members of A5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
338,363 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 338,363

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel V Associates L.L.C. (“A5A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
338,363 shares, all of which are directly owned by A5. A5A, the general partner of A5, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
338,363 shares, all of which are directly owned by A5.  A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 338,363

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.7%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet/Strategic Technology Fund L.P. (“AISTF”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
45,339 shares, except that Accel Internet/Strategic Technology Fund Associates L.L.C. (“AISTFA”), the general partner of AISTF, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
45,339 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 45,339

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Internet/Strategic Technology Fund Associates L.L.C. (“AISTFA”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
45,339 shares, all of which are directly owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to vote these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
45,339 shares, all of which are directly owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AISTFA, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 45,339

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Keiretsu V L.P. (“AK5”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
6,716 shares, except that Accel Keiretsu V Associates L.L.C. (“AK5A”), the general partner of AK5, may be deemed to have sole power to vote these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
6,716 shares, except that AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,716

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Keiretsu V Associates L.L.C. (“AK5A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
10,548 shares, of which 6,716 are directly owned by AK5.  AK5A, the general partner of AK5, may be deemed to have sole power to vote these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
10,548 shares, of which 6,716 are directly owned by AK5.  AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,548

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘96 L.P. (“AI96”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 20,151 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the general partners of AI96, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
20,151 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the general partners of AI96, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,151

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Accel Investors ‘99(C) L.P. (“AI99C”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Per 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.00%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) ACP Family Partnership L.P. (“ACPFP”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 221,713 shares. Patterson is the general partner of ACPFP and may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
383,702 shares, of which 338,363 are directly owned by A5 and 45,339 are directly owned by AISTF. ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 221,713 shares. Patterson is the general partner of ACPFP and may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
383,702 shares, of which 338,363 are directly owned by A5 and 45,339 are directly owned by AISTF.  ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 605,415

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ellmore C. Patterson Partners (“ECPP”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 107,570 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to vote these shares.

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 107,570 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 107,570

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Swartz Family Partnership L.P. (“SFP”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 83,831 shares. Swartz is the general partner of SFP and may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
383,702 shares, of which 338,363 are directly owned by A5 and 45,339 are directly owned by AISTF.  SFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 83,831 shares. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
383,702 shares, of which 338,363 are directly owned by A5 and 45,339 are directly owned by AISTF.  SFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 467,533

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.9%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James W. Breyer (“Breyer”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

6.

Shared Voting Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Breyer is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares

8.

Shared Dispositive Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Breyer is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 414,401

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Luke B. Evnin (“Evnin”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 17,337 shares

6.

Shared Voting Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Evnin is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 17,337 shares

8.

Shared Dispositive Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Evnin is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 431,738

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Eugene D. Hill, III (“Hill”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 22,159 shares

6.

Shared Voting Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Hill is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 22,159 shares

8.

Shared Dispositive Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Hill is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 436,560

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Arthur C. Patterson (“Patterson”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
372,648 shares, of which 107,570 are directly owned by ECPP and 221,713 are directly owned by ACPFP.  Patterson is the general partner of ECPP and of ACPFP and may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Patterson is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
372,648 shares, of which 107,570 are directly owned by ECPP and 221,713 are directly owned by ACPFP.  Patterson is the general partner of ECPP and of ACPFP and may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Patterson is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 787,049

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) G. Carter Sednaoui (“Sednaoui”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 43,017 shares

6.

Shared Voting Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Sednaoui is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 43,017 shares

8.

Shared Dispositive Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Sednaoui is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 457,418

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) James R. Swartz (“Swartz”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
351,058 shares, of which 83,831 are directly owned by SFP and 45,000 shares are shares issuable upon the exercise of options held by Swartz exercisable within 60 days of December 31, 2001. Swartz is the general partner of SFP and may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Swartz is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
351,058 shares, of which 83,831 are directly owned by SFP and 45,000 shares are shares issuable upon the exercise of options held by Swartz exercisable within 60 days of December 31, 2001. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Swartz is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 765,459

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 05367L109

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) J. Peter Wagner (“Wagner”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 20,421 shares

6.

Shared Voting Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 20,421 shares

8.

Shared Dispositive Power
414,401 shares, of which 338,363 are directly owned by A5, 45,339 are directly owned by AISTF, 6,716 are directly owned by AK5, 3,832 are directly owned by AK5A and 20,151 are directly owned by AI96.  Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI96 and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 434,822

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.9%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer Avici Systems, Inc.
(b)	Address of Issuer's Principal Executive Offices 101 Billerica Avenue North Billerica, MA 01862

Item 2.
(a)

Name of Person Filing
This Statement is filed by Accel V L.P., a Delaware limited partnership (“A5”), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 (“A5A”), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership (“AISTF”), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF (“AISTFA”), Accel Keiretsu V L.P., a Delaware limited partnership (“AK5”), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 (“AK5A”), Accel Investors ‘96 L.P., a Delaware limited partnership (“AI96”), Accel Investors ‘99(C) L.P., a Delaware limited partnership (“AI99C”), Ellmore C. Patterson Partners  (“ECPP”), a Delaware limited partnership, the ACP Family Partnership L.P. (“ACPFP”), a California limited partnership and a managing member of A5A and AISTFA, the Swartz Family Partnership L.P. (“SFP”), a Delaware limited partnership and managing member of A5A and AISTFA, James W. Breyer (“Breyer”), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Luke B. Evnin (“Evnin”), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, Eugene D. Hill, III (“Hill”), a managing member of A5A, AISTFA and AK5A and a general partner of AI96, J. Peter Wagner (“Wagner”), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, Arthur C. Patterson (“Patterson”), a managing member of A5A, AISTFA and AK5A and a general partner of ACPFP, ECPP, AI96 and AI99C, G. Carter Sednaoui (“Sednaoui”), a managing member of A5A, AISTFA and AK5A and a general partner of AI96 and AI99C, and James R. Swartz (“Swartz”), a managing member of A5A, AISTFA and AK5A and a general partner of SFP and AI96.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5.  AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF.  AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5.  ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5.  ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF.  Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5.  Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI96 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96.

(b)	Address of Principal Business Office or, if none, Residence Accel Partners 428 University Ave. Palo Alto, California 94301

(c)

Citizenship
A5, AISTF, AK5, AI96, AI99C, ECPP and SFP are Delaware limited partnerships.  ACPFP is a California limited partnership.  A5A, AISTFA and AK5A are Delaware limited liability companies.  Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number CUSIP # 05367L109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
This amended statement is being filed to report the fact that each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of Avici Systems, Inc.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Please see Item 5.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification
Not applicable

SIGNATURES

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002

Entities:	Accel V L.P.
Accel V Associates L.L.C.
Accel Internet/Strategic Technology Fund L.P.
Accel Internet/Strategic Technology Fund Associates L.L.C.
Accel Keiretsu V L.P.
Accel Keiretsu V Associates L.L.C.
Accel Investors ‘96 L.P.
Accel Investors ‘99(C) L.P.
ACP Family Partnership L.P.
Ellmore C. Patterson Partners
	Swartz Family Partnership L.P.	By:	/s/ Alan K. Austin
Alan K. Austin,
Attorney-in-fact for the
above-listed entities

Individuals:	James W. Breyer
Luke. B. Evnin
Eugene D. Hill, III
Arthur C. Patterson
G. Carter Sednaoui
James R. Swartz
	J. Peter Wagner	By:	/s/ Alan K. Austin
Alan K. Austin,
Attorney-in-fact for the
above-listed individuals

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page
Exhibit A: Agreement of Joint Filing	25

Exhibit B: Reference to Alan K. Austin as Attorney-in-Fact	26

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Avici Systems, Inc. shall be filed on behalf of each of the Reporting Persons.  Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

EXHIBIT B

Reference to Alan K. Austin as Attorney-in-Fact

Alan K. Austin has signed the enclosed documents as Attorney-In-Fact.  Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.